Exhibit 99.1

1245 “Q” Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2017 RESULTS

LINCOLN, Nebraska (May 2, 2017) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the first quarter of 2017.

●	Net New Sales $4.9 million
●	Total Contract Value $119.6 million
●	Revenue up 9% to $30.3 million
●	Net Income up 18% to $6.5 million

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “Our first quarter performance was mixed. Revenue and net income growth were positive while we fell short on our target for Net New Sales.”

Revenue for the quarter ended March 31, 2017, was $30.3 million, compared to $27.9 million for the same quarter in 2016. Net income for the quarter ended March 31, 2017, was $6.5 million, compared to $5.5 million for the quarter ended March 31, 2016. Diluted earnings per share increased to $0.15 for Class A shares and $0.91 for Class B shares for the quarter ended March 31 2017, from diluted earnings per share of $0.13 for Class A shares and $0.77 for Class B shares for the quarter ended March 31, 2016. Combined diluted earnings per share (a non-GAAP measure) increased to $0.26 for the quarter ended March 31, 2017, from $0.22 for the first quarter of 2016.

Regarding first quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “Both record revenue and net income results were achieved in the first quarter of 2017 as we were able to continue our positive revenue growth trend and leverage that growth to expand operating margin.”

NRC Announces First Quarter 2017 Results

May 2, 2017

A listen-only simulcast of National Research Corporation’s 2017 first quarter conference call will be available online at http://edge.media-server.com/m/p/e8x7g72o on May 3, 2017, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 36 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the Company's core business operations and to compare the Company's performance with prior periods. The Company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces First Quarter 2017 Results

May 2, 2017

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2017	2016

Revenue	$30,276	$27,870

Operating expenses:
Direct	12,500	11,539
Selling, general and administrative	6,686	7,357
Depreciation and amortization	1,106	968
Total operating expenses	20,292	19,864

Operating income	9,984	8,006

Other income (expense):
Interest income	14	11
Interest expense	(27)	(85)
Other, net	9	74

Total other income (expense)	(4)	--

Income before income taxes	9,980	8,006

Provision for income taxes	3,459	2,500

Net income	$6,521	$5,506

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.15	$0.13
Class B	$0.93	$0.79
Diluted Earnings Per Share:
Class A	$0.15	$0.13
Class B	$0.91	$0.77

Weighted average shares and share equivalents outstanding
Class A - Basic	20,737	20,710
Class B - Basic	3,513	3,489
Class A - Diluted	21,245	21,012
Class B - Diluted	3,576	3,549

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NRC Announces First Quarter 2017 Results

May 2, 2017

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Mar. 31,	Dec. 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$34,664	$33,021
Accounts receivable, net	13,524	10,864
Income taxes receivable	24	14
Other current assets	4,171	3,166
Total Current Assets	52,383	47,065

Property and equipment, net	12,133	11,806
Goodwill	57,881	57,861
Other, net	3,662	3,892
Total Assets	$126,059	$120,624

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,576	$3,916
Deferred revenue	17,189	15,497
Accrued compensation	3,306	4,543
Dividends payable	4,218	4,213
Income taxes payable	3,563	662
Notes payable	2,499	2,683
Total Current Liabilities	34,351	31,514

Non-Current Liabilities	6,136	6,304

Total Liabilities	40,487	37,818

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,753,828 in 2017 and 25,656,760 in 2016, outstanding 20,916,570 in 2017 and 20,891,069 in 2016	26	26
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,320,875 in 2017 and 4,308,875 in 2016, outstanding 3,543,463 in 2017 and 3,539,931 in 2016	4	4
Additional paid-in capital	48,787	46,725
Retained earnings	73,810	71,507
Accumulated other comprehensive loss	(2,508)	(2,626)
Treasury stock	(34,547)	(32,830)
Total Shareholders’ Equity	85,572	82,806
Total Liabilities and Shareholders’ Equity	$126,059	$120,624

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NRC Announces First Quarter 2017 Results

May 2, 2017

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended March 31,
	2017	2016

Combined Earnings Per Share (1)
Basic Earnings Per Share	$0.27	$0.23
Diluted Earnings Per Share	$0.26	$0.22

Combined weighted average shares and share equivalents outstanding (2)
Combined - Basic	24,250	24,198
Combined - Diluted	24,821	24,561

(1)	Combined net income attributable to Class A and Class B common shareholders divided by combined weighted average shares and share equivalents outstanding.
(2)	Represents the sum of the Class A and Class B weighted average shares and share equivalents outstanding reported in accordance with GAAP.

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